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                                                                Exhibit 10.21(b)


                    DESCRIPTION OF COMPENSATORY ARRANGEMENT
                                    BETWEEN
                             ALLEGHANY CORPORATION
                                      AND
                               PAUL F. WOODBERRY


        Effective October 31, 1994, Mr. Woodberry receives $290,000 per year from Alleghany for consulting services relating to (i) possible investments and acquisitions which may be made by Alleghany and/or its subsidiaries and (ii) the disposition of the real estate and real estate-related assets of Alleghany's subsidiaries Alleghany Properties, Inc. and Sacramento Properties Holdings, Inc. Prior thereto, Mr. Woodberry received $190,000 per year from Alleghany for consulting services relating to possible investments and acquisitions which may be made by Alleghany and/or its subsidiaries.